 EXHIBIT 23.1b

Consent of Independent Registered Public Accounting Firm For Capitol Development Bancorp Limited III

Capitol Development Bancorp Limited III
Lansing, Michigan

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-4, Amendment No. 7 , of Capitol Bancorp Ltd. of our report dated May 26, 2009 (July 7, 2009 as to the effects of the retrospective presentation of the adoption of Financial Accounting Standards Board Statement No. 160 as described in Note B to the consolidated financial statements), relating to the consolidated financial statements of Capitol Development Bancorp Limited III which is contained in the prospectus.  We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
September 23 , 2009